Exhibit 10.3(j)

NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(Non-Employee Directors with ________ Deferral Election)

    Congratulations! You have been granted an Award of Restricted Stock Units (the “Units” or the “Award”) by onsemi under the Amended and Restated Stock Incentive Plan (as it may be amended and in effect from time to time, the “Plan”) as follows:

GRANTEE NAME:
NUMBER OF UNITS GRANTED:
Each Unit represents the right to receive one share of common stock of ON Semiconductor Corporation (the “Company”), provided that you remained employed with the Company and its affiliates through the applicable vesting date below and subject to all the other terms and conditions of this Notice of Grant of Restricted Stock Units (this “Notice”), the restricted stock unit award agreement attached as Exhibit A (the “Award Agreement”), the Plan, and, if applicable and timely submitted, the onsemi Stock Election and Deferral Plan (the “Deferral Plan”) and your participation agreement electing to defer receipt of some or all of the shares of Stock underlying the Award (together with the Notice, Award Agreement, Plan and Deferral Plan, the “Award Documents”). Except as otherwise provided in the Award Documents, if your service relationship ends prior to the full vesting of your Award, any unvested Units will be forfeited automatically as of your last day of service. All capitalized terms used but not defined in this Notice have the meanings ascribed to them in the Plan or the Award Agreement. Additional terms of your Award are as follows:

GRANT NUMBER:
GRANT DATE:
VESTING DATE:	one day prior to the Company’s _______ Annual Meeting of Stockholders but no later than _______________

Please confirm your acceptance of this Award by signing below or, in the case of a Notice provided to you in electronic format, by following the instructions below:

1.Log in to your E*TRADE stock plan account
2.From the “Accounts” menu, click on “Stock Plan (ON)”
3.Click on “Action Items” (located on the right side of the screen)
4.Click on “Requires Acceptance”
5.Accept this Award by clicking the “ACCEPT” or “SUBMIT” button

By your acceptance of this Award:

•you acknowledge receiving and reviewing the Award Documents, including this Notice, the Award Agreement and the Plan, and related documentation;
•you agree that this Award is granted under, and governed by the terms and conditions of, the Award Documents, and you agree to be bound by all such terms and conditions;

•you agree to accept as binding, conclusive and final all decisions or interpretations of the Plan administrator or the administrator’s delegatee; and
•you consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Award Agreement for the purposes of implementing, administering and managing your participation in the Plan.

This Notice will be interpreted and administered under the laws of the State of Delaware (without giving effect to its conflict of laws principles) and upon acceptance will be deemed to have been executed and delivered as of the grant date shown above.

GRANTEE

Name:

ON SEMICONDUCTOR CORPORATION

By:
Name:
Title: Authorized Signatory

EXHIBIT A
RESTRICTED STOCK UNIT AWARD AGREEMENT FOR NON-EMPLOYEE DIRECTORS

1.Grant of Units.
1.1.ON Semiconductor Corporation, a Delaware corporation (the “Company”), hereby grants to the grantee (the “Grantee”) set forth in the Notice of Grant of Restricted Stock Units (the “Notice”) an award of restricted stock units (the “Units” or the “Award”), as set forth in the Notice and subject to the terms and conditions of (i) this Restricted Stock Unit Award Agreement (this “Award Agreement”), (ii) the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan (as it may be amended and in effect from time to time, the “Plan”) and, if applicable and timely submitted, (iii) the onsemi Stock Election and Deferral Plan (the “Deferral Plan”) and the participation agreement electing to defer receipt of some or all of the shares of Stock underlying the Award (together with the Notice, Award Agreement, Plan and Deferral Plan, the “Award Documents”). All capitalized terms used but not defined in this Award Agreement have the meaning set forth in the Plan.
1.2.Each Unit represents the right to receive one share of Stock, subject to Section 5, if and to the extent that the vesting conditions of the Award Documents have been satisfied. Unless and until the Units vest, the Grantee will have no right to receive any shares of Stock (or any other payment or right) in connection with such Units. Prior to the actual distribution of shares of Stock in settlement of any vested Units, if applicable, this Award represents an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
2.Vesting. The Units will vest on the earlier of (i) the day prior to the date of the Company’s next annual meeting of stockholders and (ii) the 30th day after the first anniversary of the date of the previous annual meeting of the Company’s stockholders. If the Grantee dies or is removed from the Board without Cause prior to the vesting date, all Units will immediately vest. Except as otherwise expressly provided in this Section 2 or determined by the Committee in its sole discretion, termination of Board service prior to the vesting date will result in the automatic forfeiture of all Units. The actual date on which the Units vest is referred to as the “Vesting Date.”
3.    Time and Form of Payment. Subject to the provisions of the Award Documents, once vested, the Company will deliver to the Grantee the same number of whole shares of Stock as the number of vested Units, rounded to the nearest whole share, without payment for any fractional share. Subject to Section 19, the Company will deliver the Stock to the Grantee within 15 days after the Vesting Date or, if applicable, such later date as determined in accordance with the Deferral Plan and the applicable participation agreement.
4.    Nontransferability. Prior to the issuance of shares of Stock in settlement of the Units, the Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, either voluntarily or involuntarily, other than by will or by the laws of descent and distribution, except as otherwise provided under Article 12 of the Plan.
5.    Adjustments. In the event of a stock dividend or in the event the Stock is changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation or other similar corporate change, the Award will be adjusted by the Committee in its discretion in accordance with, and to the extent provided in, Section 5.3 of the Plan.

6.    Delivery of Shares. No shares of Stock will be delivered under this Award Agreement until: (i) the Units vest (and, if applicable, the deferral period ends) in accordance with the terms and conditions of the Award Documents; (ii) approval of any governmental authority required in connection with this Award Agreement, or the issuance of shares of Stock thereunder, has been received by the Company; (iii) if required by the Committee, the Grantee has delivered to the Company documentation (in form and content acceptable to the Company in its sole and absolute discretion) to assist the Company in concluding that the issuance to the Grantee of any shares of Stock under this Award Agreement would not violate the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable federal, state or local securities or other laws or regulations; and (iv) the Grantee has executed and returned the Notice to the Company (which, in the case of an Notice provided to the Grantee in electronic format, requires that the Grantee click the “ACCEPT” or “SUBMIT” button). The Award must be accepted by the Grantee within 150 days following the Grant Date, unless otherwise determined by the Committee.
7.    Securities Act. The Company will not be required to deliver any shares of Stock upon the vesting of Units if, in the opinion of counsel for the Company, such issuance would violate the Securities Act or any other applicable federal, state or local securities laws or regulations.
8.    No Voting and Other Stockholder Rights. Except as provided in Section 8 of the Deferral Plan, if applicable, the Grantee will have no voting rights or any other rights as a stockholder of the Company (such as rights to any cash dividends or distributions) with respect to the Units before the Company issues shares of Stock to the Grantee in settlement of vested Units.
9.    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted under the Award Documents must be given in writing and will be deemed effectively given (except to the extent that this Award Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Grantee by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the current address on file with the Company or at such other address as such party may designate in writing from time to time to the other party.
9.1    Description of Electronic Delivery. The Award Documents and all other documents related to participation in the Plan (which may include the Plan, the Notice, this Award Agreement, any prospectus delivered pursuant to the Plan or applicable law and any reports of the Company provided generally to the Company’s stockholders) may be delivered to the Grantee electronically. In addition, the Grantee may deliver electronically the Notice and this Award Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
9.2    Consent to Electronic Delivery. The Grantee acknowledges that the Grantee has read Section 9.1 and consents to the electronic delivery of the Plan documents as described in Section 9.1. The Grantee acknowledges that the Grantee may receive from the Company a paper copy of any documents delivered electronically at no cost to the Grantee by contacting the Company by telephone, in writing, or by email.
10.    Administration. The Notice and this Award Agreement are subject to the terms and conditions of the Plan and will be administered by the Committee in accordance with the terms and provisions of the Plan in all respects. The Committee has the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect to the Award Documents will be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan will control.
11.    Continuation of Services. This Award Agreement does not, and should not be construed to, (i) confer upon the Grantee any right to continue providing services as a member of the Board or (ii) limit the right of the Company or its stockholders to terminate the Grantee’s service relationship at any time and for any reason.
12.    Federal and State Taxes. The Grantee may incur certain liabilities for federal, state or local taxes in connection with the grant, vesting, deferral of, or settlement of shares of Stock underlying, the Award, and the Grantee agrees to be responsible for the payment of any resulting taxes.
13.    Amendments. The Notice and this Award Agreement may not be amended or modified so as to materially adversely affect the Grantee’s rights except (i) by a written agreement executed by the Company and the Grantee or (ii) as otherwise provided in the Plan.
14.    Integrated Agreement. The Award Documents constitute the entire understanding and agreement of the Grantee and the Company with respect to the Award and supersede any prior agreements, understandings, restrictions, representations or warranties between the Grantee and the Company with respect to such subject matter. To the extent contemplated in the Award Documents, the provisions of the Award Documents will survive any vesting and settlement of the Award and will remain in full force and effect.
15.    Severability. If one or more of the provisions of the Notice and this Award Agreement is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired by such holding and the invalid, illegal or unenforceable provisions will be deemed null and void; however, to the extent permissible by law, any provisions that could be deemed null and void should first be construed, interpreted or revised retroactively to permit the Notice and this Award Agreement to be construed so as to foster the intent of the Award Documents.
16.    Governing Law and Venue. The Award Documents will be interpreted and administered under the laws of the State of Delaware. For purposes of litigating any dispute that arises under the Award Documents, the parties hereby submit to and consent to the jurisdiction of the State of Arizona and agree that such litigation will be conducted in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, where this grant is made and/or to be performed.
17.    Grantee Representations. The Grantee represents that he or she has read and is familiar with the provisions of the Award Documents and accepts the Award subject to all such terms and conditions. The Notice and this Agreement will be deemed to have been accepted and signed by the Grantee and the Company as of the Grant Date upon the Grantee’s online acceptance or deemed acceptance as set forth in the Notice or otherwise agreed in writing by the Grantee.
18.    Counterparts. The Notice and this Agreement may be executed (or, as provided in Section 9, accepted and signed) in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

19.    Section 409A Compliance. The Company intends and believes, but does not and cannot warrant or guaranty, that the payments due pursuant to this Award comply with, or are exempt from, the requirements of Section 409A of the Code and each provision of the Award Documents will be interpreted, to the extent possible, consistent with that intent and belief. For any payments due pursuant to this Award that the Company determines must comply with Section 409A, (i) the provisions of Section 18.3 of the Plan will apply, including any payment delays that may be required to comply with Section 409A, and (ii) each payment under these Award Documents will be treated as a separate payment. As provided in the Plan, the Company reserves the right to amend the Award or the Award Documents to ensure any payments pursuant to this Award comply with, or are exempt from, Section 409A. Notwithstanding the foregoing, the Grantee remains solely responsible for any adverse tax consequences that may be imposed upon the Grantee by Section 409A and nothing in the Award Document provides a basis for any person to take any action against the Company or any of its Subsidiaries or affiliates based on matters covered by Section 409A, including the tax treatment of any amounts payable or paid under the Award Documents.
20.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Further, the Award, any Shares issued in settlement of vested Units and any other amounts realized under the Award Documents are subject to the Company’s compensation recovery policy or policies (and related Company practices) as in effect from time to time, regardless of whether such policies were adopted in response to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and similar or related laws, rules and regulations. In addition to the Company’s compensation recovery policy or policies, and notwithstanding anything in the Plan to the contrary, the Company may require the Grantee to forfeit all or a portion of any unvested Units, any shares of Stock delivered pursuant to, and any other amounts realized under, the Award Documents if: (i) the Grantee is removed from the Board for Cause; or (ii) the Committee, in its sole and absolute discretion, determines that the Grantee engaged in serious misconduct that results or might reasonably be expected to result in financial or reputational harm to the Company. The Grantee agrees to fully cooperate with the Company in assuring compliance with the provisions of this Section 20 and such compensation recovery policies and the provisions of applicable law, including, but not limited to, promptly returning any compensation subject to recovery by the Company pursuant to the provisions of this Section 20, such policies and applicable law.
21.    Data Privacy.    The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data as described in this Award Agreement by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee's participation in the Plan. The Grantee understands that the Company and its Affiliates may hold certain personal information about the Grantee, including, but not limited to, the Grantee's name, home address and telephone number, date of birth, social insurance number, passport number, or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

The Grantee understands that Data may be transferred to such stock plan service provider (or providers) as may be selected by the Company which is (or are) assisting in the implementation, administration and management of the Plan and awards granted under it. The Grantee understands that these recipients of Data may be located in the United States, or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee's local human resources representative. The Grantee hereby authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan and awards granted thereunder to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee's participation in the Plan.

The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given in this Section 21, in any case without cost, by contacting the Legal Department in writing. The Grantee understands, however, that refusing or withdrawing such consent may affect the Grantee’s ability to participate in the Plan and the Grantee’s continued eligibility for this Award or eligibility to be granted any other awards under the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the local human resources representative.